Exhibit 10.1

W. R. BERKLEY CORPORATION
DEFERRED COMPENSATION PLAN FOR OFFICERS
AS AMENDED AND RESTATED EFFECTIVE DECEMBER 1, 2021
Section 1. Effective Date
The W. R. Berkley Corporation Deferred Compensation Plan for Officers (the “Plan”) was originally created as a spin-off from the W. R. Berkley Corporation Deferred Compensation Plan for Officers, as adopted September 1, 1986, and as subsequently amended (the “Prior Plan”). On December 3, 2007, the Plan was amended and restated for purposes of complying with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan, as hereinafter amended and restated effective as of December 1, 2021 (the “Effective Date”), shall apply only to amounts deferred with respect to calendar years 2005 and thereafter, except as set forth in Section 18.
Section 2. Eligibility
Any officer of W. R. Berkley Corporation (the “Company”), or any officer of any subsidiary of the Company whose base salary is greater than or equal to $250,000, is eligible to participate in the Plan (each a “Participant”); provided, however, that participation in the Plan shall be limited to a “select group of management or highly compensated employees” (as such term is used in DOL Reg. § 2520.104-23).  Notwithstanding any provision of the Plan to the contrary (including but not limited to the foregoing provisions of this Section 2), any employee who was a Participant in the Plan prior to December 31, 2020 shall continue to participate in the Plan for amounts contributed prior to December 31, 2020, but shall not be eligible to make additional contributions to the Plan unless he or she meets the eligibility requirements of this Section 2 for calendar years on and after 2022.
Section 3. Deferral Election
Annual Deferral Elections.  Prior to the beginning of each calendar year, a Participant may elect to defer receipt of:
(a) all or a portion of the bonus pay compensation (“Bonus Pay Compensation”) payable to the Participant for that year;
(b) all or a portion of the base salary (“Base Salary”) of the Participant for that year; and/or
(c) all or part of the Profit Sharing Excess Contribution (as defined below).
For the purposes hereof, a Participant’s “Profit Sharing Excess Contribution” for any year means the excess of (i) the contribution that would be made by the Company to the W. R. Berkley Corporation Profit Sharing Plan (the “Profit Plan”) on behalf of the Participant for such year (exclusive of any employee deferral (401(k)) contributions), without taking into account the Profit Plan’s limitations on a Participant’s earnings and maximum annual additions under Sections 401(a)(17) and 415 of the Code, over (ii) the actual amount of Company contribution (exclusive of any employee deferral (401(k)) contributions) allocated to the Participant under the Profit Plan for such year.

A Participant’s Bonus Pay Compensation, Base Salary and/or Excess Profit Sharing Contribution shall constitute his or her “Annual Compensation.”
Deferral Election in First Year of Eligibility. Notwithstanding the provisions set forth in this Section 3 to the contrary, for any calendar year in which an individual first becomes eligible to participate in the Plan pursuant to Section 2 above (such individual being an “Eligible Employee”), the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) or its designee may allow such Eligible Employee to elect to defer receipt of all or a portion of his or her Annual Compensation for the calendar year in which he or she first becomes an Eligible Employee; provided, however, that any such deferral may only apply to that portion of the Annual Compensation attributable to services to be performed after such election. Unless otherwise determined by the Compensation Committee, in accordance with Treasury Regulation Section 1.409A-2(a)(7)(i), such deferral election shall be deemed to apply to the portion of the Annual Compensation attributable to services to be performed after such election only if the election applies to no more than the amount equal to the total amount of the Annual Compensation for the calendar year multiplied by the ratio of the number of days remaining in the calendar year after the election over the total number of days in the calendar year. Any such deferral election must be made within thirty (30) days after the date such Eligible Employee first becomes an Eligible Employee. Each such deferral election form shall indicate the amount or percentage of such Eligible Employee’s Annual Compensation for the calendar year to be deferred pursuant to the Plan, the specified year in the future in which the Deferred Compensation will be paid pursuant to Section 7 below (subject to earlier payment upon a Separation from Service or death), and the form of payment pursuant to Section 8 below. Deferral elections properly made pursuant to this paragraph shall be irrevocable after 11:59 pm ET on the thirtieth (30th) day following the date the Eligible Employee first becomes an Eligible Employee hereunder.
Deferral Elections for 2021 Prohibited.  Notwithstanding any provision of the Plan to the contrary (including but not limited to the foregoing provisions of this Section 3), effective solely for the calendar year commencing January 1, 2021, no deferrals of any portion of Annual Compensation shall be permitted under the Plan, and any deferral election in respect of the calendar year commencing on January 1, 2021 is void and of no effect.
Classification of Deferral Amounts.  All amounts deferred hereunder will be classified as “Deferred Compensation” and will be credited to the Participant’s “Deferred Compensation Account,” along with any allocated gains and losses credited to the Participant’s Deferred Compensation Account pursuant to Section 6 of the Plan.
Election Procedures. Each deferral election shall be made on a form, which may be in electronic format, subject to procedures established by the Administrator (as defined herein) or its designee.  Each deferral election form shall be subject to the approval of the Administrator or its designee and the Administrator or its designee may, in its sole discretion, accept or reject a deferral election form prior to the time such election would otherwise become irrevocable.

Section 4. Type of Plan
The Plan is a non-qualified voluntary deferred compensation type of plan. This Plan is maintained primarily to provide deferred compensation for a select group of management or highly compensated employees, and, therefore, is not intended to be a “qualified plan” within the meaning of Sections 401(a) and 501(a) of the Code, and is not subject to any of the participation, vesting, funding or fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder (“ERISA”).  The Plan shall be construed and interpreted consistent with such intent.
Section 5. No Funding; Participant’s Rights Unsecured
The Plan is intended to constitute an “unfunded” plan of deferred compensation for Participants. No trust fund, escrow account or other segregation of assets need be established or made by the Company to guarantee, secure or assure the payment of any amount payable hereunder. The obligations of the Company to pay benefits under this Plan shall be interpreted solely as an unfunded obligation of the Company to pay only those amounts credited to the Participant’s Deferred Compensation Account in the manner and under the conditions provided herein. No provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Company greater than the rights of a general unsecured creditor of the Company.
At its sole discretion, the Company may establish one or more grantor trusts for the purpose of providing for the payment of benefits, except to the extent that such action would result in a penalty tax to a Participant pursuant to Section 409A of the Code, provided that any such trust and all trust assets are located within the United States at all times. Any assets set aside, at the sole discretion of the Company, shall be subject to the claims of the Company’s general creditors, and no person other than the Company shall, by virtue of the provisions of the Plan, have any interest in such assets.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s general creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.
Section 6. Deemed Investment of Deferred Compensation
Prior to December 1, 2021.  For periods commencing prior to December 1, 2021, a notional rate of interest (the “Interest Investment”) was credited to a Participant’s Deferred Compensation Account, from the date of the deferral, and was compounded quarterly. The interest rate for the Interest Investment was established by the Compensation Committee prior to the beginning of each year.
On and after December 1, 2021. For periods commencing on and after December 1, 2021, a Participant’s Deferred Compensation Account shall be deemed invested in one or more investment funds (each, a “Fund” and collectively, the “Funds”) that are specified by the Compensation Committee or the Administrator.  If a Participant fails to make an election regarding the investment of the Participant’s Deferred Compensation Account, such Participant shall be deemed to have elected to have his Deferred Compensation Account invested in the default Fund specified from time to time by the Compensation Committee or the Administrator. As of each date on which the Funds are valued, each Participant’s Deferred Compensation Account shall be adjusted to reflect the allocable portion of the gains, losses and expenses attributable to the particular Fund, based on rules established by the Administrator.

The Administrator shall from time to time establish all such rules and procedures that it determines to be necessary or appropriate for the proper administration of the Fund options that are available to Participants under the Plan.  The Compensation Committee or the Administrator may eliminate any Fund, provide any new Fund or otherwise modify the Fund options, and in doing so, may impose such limitations and rules as it deems necessary or appropriate for the proper administration of the Fund options that are available to Participants.  None of the Compensation Committee, the Administrator or the Company shall be liable for any actions or inactions taken in compliance with a Participant’s Fund selections and they shall be under no duty or obligation to review or evaluate such Fund selections by any Participant.  Each Participant shall assume all risk connected with any decrease in the value of the Participant’s Deferred Compensation Account resulting from his or her Fund selection (including any deemed investment election).
Section 7. Deferral Period
A Participant may elect to defer the receipt of all or a portion of his or her Annual Compensation until the earlier of (i) a specified date(s) in the future (as such term is defined in Treasury Regulation § 1.409A-3(i)), and (ii) his or her “separation from service” with the Company or its subsidiaries (as such term is defined in Treasury Regulation § 1.409A-1(h) and hereinafter referred to as a “Separation from Service”).  The actual payment of the Deferred Compensation will be made or will commence as soon as reasonably practicable (but in no event later than the date provided in Treasury Regulation § 1.409A-3(d)) following the earlier of (a) the specified date(s) elected by the Participant, and (b) the date of such Participant’s Separation from Service (or if such Participant is a “specified employee,” as such term is defined in Treasury Regulation § 1.409A-1(i), the six-month anniversary of such Separation from Service) (“Final Distribution Date”).
Section 8. Form of Payment
A Participant may elect to receive his or her Deferred Compensation in either a lump sum payment or in annual installment payments (not to exceed five), as specified by the Participant at the time the election to defer is made.  Installment payments shall begin on the date corresponding to the date elected by the Participant and thereafter shall be made in annual installments on the anniversaries of the initial distribution date.
Section 9. Death Prior to Receipt
A Participant may designate a beneficiary to receive a distribution upon the death of a Participant.  Such designation shall be in writing, on a form, which may be in electronic format, prescribed by the Administrator and on file with the Plan’s designated recordkeeper or in such other manner as provided by the Administrator. If a beneficiary is not named or if the person so designated shall have died prior to or coincident with the Participant, the value of the Participant’s Deferred Compensation Account will be paid to his or her spouse, and if none, his or her estate.

In the event that a Participant dies prior to receipt of any or all of the amounts payable to him/her pursuant to this Plan, any amounts that are then credited as Deferred Compensation will be paid to his or her designated beneficiary in a lump sum as soon as administratively possible following the Company’s receipt of notification of the Participant’s death. Such payment shall be made no later than the later of (i) the last day of the year in which death occurred and (ii) the 15th day of the third calendar month following the date of such death. In the event the Company is not notified of the Participant’s death within a reasonable period of time in advance of payment, the Participant’s Deferred Compensation hereunder shall continue to be paid in accordance with Sections 7 and 8 hereof. The Participant (or his or her designated beneficiary, spouse or estate) shall not be permitted, directly or indirectly, to designate the taxable year of the payment.
Section 10. Effect of Election
An election to defer Annual Compensation for any year will be irrevocable once the term to which it applies has commenced, and can be revoked only due to an “unforeseeable emergency” (as such term is defined in Treasury Regulation § 1.409A-3(i)(3)), as determined by the Compensation Committee.  Except as provided in Section 9 above, the amounts deferred hereunder shall not be paid earlier than the distribution date or dates elected by the Participant, or upon the Final Distribution Date, as the case may be.
Section 11. Assignability
No right to receive payments hereunder will be transferable or assignable by a Participant, except to beneficiaries as provided herein, by will or by the laws of descent and distribution.
Section 12. Administration
The Compensation Committee will have the discretionary authority to interpret, construe and implement the provisions of the Plan, to make factual determinations under the Plan, to determine the rights or eligibility of employees or Participants and any other persons, and the amounts of their benefits under the Plan, and to remedy ambiguities, inconsistencies or omissions, and any determinations of the Compensation Committee shall be final and binding on all parties.  The Compensation Committee has the authority to delegate any of its powers under this Plan to any other person, persons, or committee. This person, persons, or committee may further delegate its reserved powers to another person, persons, or committee as they see fit. Any delegation or subsequent delegation shall include the same full, final and discretionary authority that the Compensation Committee has listed herein and any decisions, actions or interpretations made by any delegate shall have the same ultimate binding effect as if made by the Compensation Committee.
This Plan will be administered on a day-to-day basis on behalf of the Compensation Committee by the Company’s senior human resources executive, presently the Senior Vice President - Human Resources of the Company (the “Administrator”), who will have the authority to adopt rules and regulations for carrying out the Plan.

Section 13. Amendment/Termination
This Plan may at any time or from time to time be amended, modified or terminated by the Board; provided, however, that any termination of the Plan must comply with the requirements of Treasury Regulation § 1.409A- 3(j)(4)(ix). No amendment, modification or termination will, without the consent of the Participant, adversely affect any amounts credited to such Participant’s Deferred Compensation Account; unless the Board determines, in its sole discretion, that such amendment, modification or termination is appropriate or necessary to cause this Plan to comply with Section 409A of the Code and the Treasury Regulations thereunder (including the distribution requirements thereunder) or any Deferred Compensation to be exempt from the tax penalty under Section 409A(a)(1)(B) of the Code.
Section 14. Tax Treatment
Deferred Compensation and any earnings or losses relating thereto are taxed as ordinary income when payment is actually received. Distributions received from the Plan are not eligible for favorable tax treatment or rollovers as permitted under qualified plans. This Plan is maintained with the intention that income deferred pursuant to its terms will not be treated as taxable income to any Participant under the Code until such Participant receives actual payment of such deferred amounts. This Plan is intended to comply with the provisions of Section 409A of the Code and, to the extent that there are any ambiguities in this document, shall be interpreted and administered consistent with Section 409A of the Code. Notwithstanding the immediately prior sentence, if any term or provision of this Plan is found to be noncompliant with Section 409A of the Code in any jurisdiction, such provision shall be struck as void ab initio and a compliant term or provision shall be deemed substituted for such noncompliant provision that preserves, to the maximum lawful extent, the intent of the Plan, and any court or arbitrator so holding shall have authority and shall be instructed to substitute such compliant provision; provided, however, that if any such noncompliance is due to a deficiency of one or more terms or provisions, such appropriate terms or provisions shall be deemed to be added to cure such noncompliance that preserves, to the maximum lawful extent, the intent of the Plan, and any such court or arbitrator shall have authority and shall be instructed to supplement the Plan with such compliant terms or provisions. None of the members of the Board, the members of the Compensation Committee, the Administrator, the Company or their respective designees shall be liable to anyone for any federal, state, local, or foreign taxes, interest, or penalties incurred by anyone in connection with the participation in or receipt of benefits under the Plan, including, but not limited to, any taxes, interest or penalties incurred on account of the failure of the Plan or the operation of the Plan to comply with Section 409A of the Code.
The Company may withhold from any payments made under this Plan all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required or permitted by applicable law.

Section 15. Other Benefits
The computation and basis for other Company provided benefits may be affected if a Participant elects to defer all or a portion of his or her Annual Compensation.
Section 16. Claims Procedures
(a) Claim:  A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Administrator, setting forth the claim.
(b) Claim Decision:  Upon receipt of a claim, the Administrator shall deliver a reply within 90 days.  The Administrator may, however, extend the reply period for an additional 90 days for reasonable cause and notice to the Claimant.
(c) Denial of Claim:  If the claim is denied in whole or in part, the Claimant shall be provided a written notice, using language calculated to be understood by the Claimant, setting forth:
(i)	The specific reason or reasons for such denial;
(ii)	The specific reference to relevant provisions of the Plan on which such denial is based;
(iii)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary;
(iv)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review;
(v)	The time limits for requesting a review; and
(vi)	The Claimant’s right to bring an action for benefits under Section 502 of ERISA.
(d) Request for Review:  Within sixty (60) days after the receipt by the Claimant of the written determination described above, the Claimant may request in writing that the Administrator review its determination. The Claimant or his or her duly authorized representative may, but need not, review any pertinent documents applicable to the claim and submit issues and comments in writing for consideration by the Administrator.  If the Claimant does not request a review of the initial determination within such sixty (60) day period, the Claimant shall be barred and estopped from challenging the determination.
(e) Review of Decision:  Within sixty (60) days after the Administrator’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Administrator will render a written determination, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the relevant provisions of this Plan on which the decision is based and the Claimant’s right to bring an action for benefits under Section 502 of ERISA. If special circumstances require that the sixty (60) day time period be extended, the Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred and twenty (120) days after receipt of the request for review.

(f) Exhaustion of Remedies:  All decisions of the Administrator under this Section 18 shall be final and shall be binding upon the Claimant, his or her heirs and assigns, and all other persons claiming by, through, or under him or her. Any failure to file a claim and request for review in the manner and within the time limits set forth herein shall be deemed a failure by the Claimant to exhaust his or her administrative remedies and shall constitute a waiver of the rights or benefits sought to be established under the Plan. Notwithstanding anything in this Section 18 to the contrary, no civil action may be brought by any Claimant or other person later than two years following the initial commencement of proceedings relating to such person’s claim with the Administrator.
Section 17. Governing Law
This Plan shall be construed in accordance with and governed by applicable U.S. federal tax law (and ERISA) and the laws of the State of Delaware (without giving effect to the choice of law principles thereof).
Section 18. Grandfathered Amounts
Grandfathered Amounts.  This Section 18 applies to amounts that were deferred prior to 2005, which are exempt from the requirements of Section 409A of the Code.  Notwithstanding anything to the contrary, (i) no provision of the Plan, nor any amendment of the Plan, shall apply to amounts that were deferred prior to 2005, and (ii) the Prior Plan shall govern all deferrals made with respect to calendar years prior to 2005, in each case, except as specifically provided in this Section 18.
Deemed Investment of Grandfathered Amounts.  Notwithstanding any terms of the Prior Plan to the contrary, for periods on and after December 1, 2021, Section 6 of the Plan shall apply with respect to the deemed investment of amounts deferred prior to 2005.

IN WITNESS WHEREOF, this amendment and restatement of the Plan is hereby executed on behalf of the Company as of the 1st day of December, 2021.
W. R. BERKLEY CORPORATION
By:	/s/ Carol J. LaPunzina
Name:	Carol J. LaPunzina
Title:	Senior Vice President – Human
Resources